EXHIBIT 10.31

FIFTH AMENDMENT TO

INVESTMENT AGREEMENT

THIS FIFTH AMENDMENT TO INVESTMENT AGREEMENT (this “Fifth Amendment”) is made as of March 15, 2004 by and between OPINION RESEARCH CORPORATION, a Delaware corporation (the “Company”) and ALLIED CAPITAL CORPORATION and ALLIED INVESTMENT CORPORATION, each a Maryland corporation (collectively referred to herein as “Allied Capital”).

RECITALS:

A. Allied Capital invested the aggregate sum of Fifteen Million Dollars ($15,000,000) in the Company, in exchange for certain subordinated debentures of the Company and Warrants to purchase shares of Common Stock of the Company pursuant to that certain Investment Agreement dated as of May 26, 1999 by and between the Company and Allied Capital (as amended, the “Investment Agreement”).

B. The parties desire to modify certain provisions of the Investment Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Allied Capital and its successors and assigns with respect to any of the Debentures or any of the Warrants (as those terms are hereinafter defined) (individually, a “Holder” and collectively, the “Holders”) and the Company hereby agree as follows:

1. Definitions. All capitalized terms used herein without definition shall have the meanings given to such terms in the Investment Agreement.

2. Amendments to Investment Agreement. The following amendments to the Investment Agreement shall take effect as of the date hereof:

(a) Notwithstanding the provisions of Section 5.13(b) of the Investment Agreement, the Company shall maintain the following minimum ratios of EBITDA for the 12 month period ending on the last day of each calendar quarter ending on the dates set forth below to Principal and Interest for the 12 month period ending on such day:

Period	Ratio
December 31, 2003	1.20 : 1.00
March 31, 2004	1.20 : 1.00
June 30, 2004	1.20 : 1.00
September 30, 2004	1.30 : 1.00
December 31, 2004 and thereafter	1.50 : 1.00

3. Closing Conditions. The obligations of Allied Capital to enter into this Fifth Amendment and to perform its obligations hereunder are subject to the satisfaction of the following conditions on or prior to the date hereof:

(a) The representations and warranties set forth herein shall be true and correct on and as of the date hereof.

(b) The Company shall be in compliance with all the terms and provisions set forth herein and in each other Investment Document on its part to be observed or performed, and at the time of and immediately after the date hereof, no Event of Default or Default or event or condition that, after the giving of notice, passage of time, failure to cure or all of the foregoing would constitute an Event of Default, shall have occurred and be continuing.

(c) Allied Capital shall have received the following items:

(i) this Fifth Amendment, duly executed by the Company;

(ii) a duly executed copy of the Consent and Twelfth Amendment to Credit Agreement by and between the Company, the Senior Lender and the other parties thereto;

(iii) all amounts due and payable under the Investment Documents on or prior to the date hereof, including without limitation reimbursement or payment of all out-of-pocket expenses and the amendment fee required to be reimbursed or paid by the Company pursuant to Section 7 hereof; and

(iv) such other documents, instruments and information as Allied Capital may reasonably request.

4. Consents.

(a) Notwithstanding anything to the contrary contained in the Investment Agreement or any other Investment Document, Allied Capital hereby consents to ORC, Inc. being merged with and into the Company, with the Company as the surviving corporation, at such time the Company may elect, if, and only if, all of the following conditions are satisfied (it being understood that it shall constitute an immediate Event of Default under the Investment Agreement if such merger is consummated without satisfying all of the following conditions):

(i) no Default or Event of Default has occurred and is continuing on the effective date of such merger nor would any Default or Event of Default exist after giving effect to such merger;

(ii) immediately prior to the effectiveness of such merger, ORC, Inc. owns no material assets other than 100% of the issued and outstanding capital stock of ORC International Holdings, Inc.; and

(iii) such merger shall be permitted under the Senior Credit Facility.

(b) Allied Capital hereby consents to the Company entering into that certain Consent and Twelfth Amendment to Credit Agreement in the form attached hereto as Exhibit A.

5. Representations and Warranties. To induce Allied Capital to execute and deliver this Fifth Amendment, the Company hereby reaffirms all covenants, representations, and warranties made in the Investment Agreement and the other Investment Documents to the extent the same are not amended hereby, except that (i) amended Schedules 4.9, 4.12, 4.14. 4.16, and 4.30 to the Investment Agreement are attached hereto as Exhibit B, and (ii) the Company shall not be required to amend Schedules 4.11, 4.13, 4.15 and 4.21 to the Investment Agreement in connection herewith, and agree that all such covenants, representations, and warranties shall be deemed to have been remade as of the date of this Fifth Amendment, except to the extent that they expressly relate by their terms to a prior date or as otherwise specified herein. Any default by the Company in its warranties and representations made in this Fifth Amendment shall constitute an additional Event of Default under the Investment Agreement, as amended hereby.

6. Acknowledgments by Company. The Company acknowledges and agrees with the Holders that as of the date hereof, the aggregate principal amount of the Obligations owing by the Company to Allied Capital under the Investment Agreement is $15,000,000, and all such Obligations are owing by the Company to Allied Capital without any defense, deduction, offset, or counterclaim of any nature (all of which are hereby waived).

7. Reference to and Effect Upon Investment Agreement. Each reference in the Investment Agreement to “this Agreement,” “hereunder,” “hereof,” or words of like import shall hereafter mean and be a reference to the Investment Agreement, as amended hereby and from time to time. Except as specifically amended hereby, the Investment Agreement, the other Investment Documents, and each and every term and provision thereof shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery, and effectiveness of this Fifth Amendment shall not operate as a waiver of any right, power, or remedy of the Holders under the Investment Agreement or the other Investment Documents or constitute a waiver of any provision of the Investment Agreement or the other Investment Documents.

8. Fees and Expenses. The Company shall pay all fees and expenses incurred by Allied Capital in connection with the preparation, negotiation, execution, and delivery of this Fifth Amendment and any related documents, including, without limitation, the fees and expenses of its counsel and out-of-pocket expenses, including reasonable due diligence expenses, on or prior to the date hereof. The Company shall also pay to Allied Capital a non-refundable amendment fee in the amount of $75,000.

9. Release. The Company acknowledges that Allied Capital has fulfilled all of its obligations under the Investment Agreement and hereby releases and forever discharges the Holders and their representatives, agents, employees, attorneys, successors, directors, officers, parents, affiliates, assigns, and subsidiaries (collectively the “Releasees”) of, to, and from any and all claims, defenses, actions, causes of action, suits, controversies, agreements, provisions, and demands in law or in equity, known or unknown (collectively, the “Claims”)

which the Company ever had, now has, or may have arising from or relating to the Investment Documents, against or related to the Releasees, through the date of this Fifth Amendment. The Company agrees to assume the risk of any and all unknown, unanticipated or misunderstood claims which are released hereby.

10. Miscellaneous.

(a) Entire Agreement; Integration Clause. This Fifth Amendment and the other Investment Documents set forth the entire agreement and understanding of the parties hereto with respect to this transaction, and as such supersede any prior agreements, whether written or oral, regarding the matters described herein.

(b) No Oral Modification or Waivers. The terms herein may not be modified or waived orally, but only by an instrument in writing signed by the party against which enforcement of the modification or waiver (as the case may be) is sought.

(c) Governing Law. This Fifth Amendment is governed by, and interpreted and construed in accordance with, the internal laws of the State of Maryland (without regard to its conflicts of law principles).

(d) Headings. The headings of the paragraphs and sub-paragraphs of this Fifth Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Fifth Amendment or the other Investment Documents.

(e) Severability. To the extent any provision herein violates any applicable law, that provision shall be considered void and the balance of this Fifth Amendment shall remain unchanged and in full force and effect.

(f) Counterparts. This Fifth Amendment may be executed in as many counterpart copies as may be required. It shall not be necessary that the signature of, or on behalf of, each party appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Fifth Amendment to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties.

[Signatures appear on following page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Fifth Amendment as of the date first above written.

COMPANY:

WITNESS/ATTEST:	OPINION RESEARCH CORPORATION

/s/ Kevin P. Croke	By:	/s/ Douglas L. Cox	(SEAL)
Name: Kevin P. Croke	Name:	Douglas L. Cox
	Title:	EVP, CFO and Secretary

ALLIED CAPITAL:

WITNESS/ATTEST:	ALLIED CAPITAL CORPORATION

/s/ Craig Hille	By:	/s/ Frank Izzo	(SEAL)
Name: Craig Hille	Name:	Frank Izzo
	Title:	Principal

WITNESS/ATTEST:	ALLIED INVESTMENT CORPORATION

/s/ Craig Hille	By:	/s/ Frank Izzo	(SEAL)
Name: Craig Hille	Name:	Frank Izzo
	Title:	Principal